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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Contacts:         William J. Vareschi, Jr. (investor contact)
                  Vice Chairman and Chief Executive Officer
                  (615) 297-4255
                  bvareschi@parking.com

                  Rick Jonardi (media contact)
                  Communications Manager
                  (615) 297-4255
                  rjonardi@parking.com


CENTRAL PARKING CORPORATION REPORTS SECOND QUARTER EARNINGS

NASHVILLE, TENN. (MAY 9, 2001) -- Central Parking Corporation (NYSE: CPC) today announced net earnings of $6.7 million, or $0.19 per diluted share, for the quarter ended March 31, 2001, compared with net earnings of $7.4 million, or $0.20 per diluted share, in the year-earlier period.

         Earnings before property-related activities for the three months ended March 31, 2001, totaled $8.1 million, or $0.23 per diluted share. Earnings for the year-earlier period totaled $9.9 million, or $0.27 per diluted share, excluding property-related activities and merger and integration-related expenses. Revenues for the second quarter of 2001 were $174.0 million versus $182.7 million in the year-earlier period.

         Net earnings for the six months ended March 31, 2001 totaled $18.4 million, or $0.51 per diluted share, before a change in accounting principle, versus $15.8 million, or $0.43 per diluted share, before an extraordinary item, in the year-earlier period. Earnings for the six months ended March 31, 2001 totaled $18.4 million, or $0.51 per diluted share, before a change in accounting principle, compared with $21.0 million, or $0.57 per diluted share, excluding merger and integration-related expenses, an impairment charge, realized gains on property dispositions and extraordinary items, in the year-earlier period. Revenues for the first half of fiscal 2001 totaled $351.6 million versus $368.0 million in the year-earlier period.

         "A priority for the Company has been restoring positive revenue momentum, and we are very encouraged by the recent results of our marketing activities," said William J. Vareschi, Jr., Vice Chairman and Chief Executive Officer. "We are now starting to see an improvement in our new/lost business ratio; however, our year-to-year comparisons continue to reflect actions we took in previous quarters to close locations that were not generating a satisfactory return coupled with the normal loss of locations due to competitive business factors. If the current new/lost business trend continues,



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we are hopeful this will result in year over year revenue growth in the fourth quarter of this fiscal year, which will position us well for fiscal 2002."

         Commenting on the earnings for the second quarter, Vareschi, noted, "The lower earnings were driven by the adverse impact that the extreme weather conditions this past winter had on our operations, especially in the Northeast. We estimate that the combination of snow removal expenses and lost revenue due to inclement weather reduced earnings by approximately $0.04 per share for the period. Although we were unable to negate the short-term impact of weather-related developments, we expect to offset the effect on total year results through an aggressive cost-reduction plan that is expected to reduce structural costs by approximately 10% with a positive impact on fiscal 2001 earnings of approximately $0.05 per diluted share.

         "The results for the first half clearly pose an uphill battle to meeting our previously expressed goal of growing earnings approximately 10% year over year. Attaining this objective, realistically, is a challenging stretch, requiring flawless execution in three important areas. First, we must achieve our cost reduction plan, which we believe is very do-able. Second, the positive trend in our new/lost business ratio, which is driven by our marketing activities, must continue. We will be monitoring it closely. Third, same store sales growth must continue at the current level of 5%. Our concern is the vulnerability of our discretionary revenues to the economic slowdown and higher gasoline prices, which are projected to be in the $3 a gallon range. Discretionary revenues reflect our weekend and night activities, which account for approximately 17% of total revenues.

         Finally, Vareschi noted, "We have the continued advantage of strong cash flow from operations, which has been used to reduce debt and associated interest expense and to buy back $10.0 million in common stock, without compromising the funding of strategic capital expenditures.

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation management services. The Company operates approximately 4,100 parking facilities containing approximately
1.5 million spaces at locations in 40 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Germany, Mexico, Poland, Spain, Venezuela and Greece.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.



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                          CENTRAL PARKING CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                       Second Quarter Ended
                                                     -------------------------
                                                     March 31,       March 31,
                                                      2001(a)         2000(b)
                                                     ---------       ---------
Total Revenues                                       $ 174,034       $ 182,651
Operating earnings                                      16,196          18,183
Other income (expense), net                               (805)         (1,367)
Interest income (expense), net                          (4,164)         (5,102)
Earnings before extraordinary item
   and change in accounting principle                $   6,735       $   7,380

Earnings before extraordinary item
   and change in accounting principle per share
    Basic                                            $    0.19       $    0.20
    Diluted                                          $    0.19       $    0.20

Weighted average common shares:
    Basic                                               35,702          36,480
    Diluted                                             35,965          37,027

Pro forma earnings per share
    Basic                                            $    0.23       $    0.27
    Diluted                                          $    0.23       $    0.27


                                                          Six Months Ended
                                                     -------------------------
                                                     March 31,       March 31,
                                                      2001(a)         2000(b)
                                                     ---------       ---------
Total Revenues                                       $ 351,599       $ 367,984
Operating earnings                                      41,697          38,353
Other income (expense), net                             (1,765)         (2,205)
Interest income (expense), net                          (8,812)         (9,764)
Earnings before extraordinary item
   and change in accounting principle                $  18,416       $  15,826

Earnings before extraordinary item
   and change in accounting principle per share
    Basic                                            $    0.51       $    0.43
    Diluted                                          $    0.51       $    0.43

Weighted average common shares:
    Basic                                               35,857          36,498
    Diluted                                             36,119          37,070

Pro forma earnings per share
    Basic                                            $    0.51       $    0.57
    Diluted                                          $    0.51       $    0.57



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(a) Pro forma earnings per share exclude net gains (losses) on property-related activities. Results for the six months ended March 31, 2001 exclude a change in accounting principle loss of $258,000 after taxes.

(b) Pro forma earnings per share exclude merger and integrations costs related to the merger in March 1999 of Allright Holdings, Inc., and net gains from property-related activities. Results for six months ended March 31,2000 exclude an extraordinary loss of $195,000 after taxes.


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